UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2013

First Colombia Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Paseo De Bernardez #95 FRACC, Lomas De Bernardez,	Guadalupe 986 10, ZAC, Mexico
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  1-888-224-6561

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.03 Material Modification to Rights of Security Holders.

On December 13, 2013, the Company filed a Certificate of Designation for its Class B Preferred Convertible Stock with the Secretary of State of Nevada designating 33,181,818 shares of its authorized Preferred Stock as Class B Preferred Convertible Stock.  The Class B Preferred Shares have a purchase price of $0.01 per share.  The Class B Preferred Shares are convertible into shares of the Company’s common stock at a rate of 1 preferred share equals 1 common share.

In addition, the Class B Preferred Shares rank senior to the Company’s common stock, but lower than the Company’s Class A Preferred Shares.  The Class B Preferred Shares have voting rights equal to that number of common shares which is not less than 60% of the vote required to approve any action or any matter that common shareholders may vote.

The Company does have the right, at its discretion, to redeem the Class B Preferred Shares at a price of $0.01 per share.

This brief description of the Certificate of Designation is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the  Certificate of Designation as attached to this Current Report on Form 8-K as Exhibit 4.1.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of Registrant.

The Class B Preferred Shares have voting rights equal to that number of common shares which is not less than 60% of the vote required to approve any action or any matter that common shareholders may vote.

As a result, the holders of the Class Series B Preferred Shares would have the ability to control the vote of any share meeting.  At the time of this filing, the shares have not been issued to any holders.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

The following is a complete list of exhibits filed as part of this Report.  Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

4.1	Certificate of Designation of Class A Preferred Convertible Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 18, 2013

First Colombia Gold Corp.

By:	/s/ Piero Sutti-Keyser
Name:	Piero Sutti-Keyser
Title:	Chief Executive Officer